Ceasing Control of Credit Suisse Large Cap Growth Advisor

As of October 31, 2008, PRIAC Cust FBO Various Retirement Plans ("Shareholder") owned 21,390.048 shares of the Fund, which represented 25.66 % of the Fund. As of April 30, 2009, Shareholder owned 11,265.831 shares of the Fund. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

As of October 31, 2008, Ruane & Co-Tr Paul C/O Tompkins Trust
Co ("Shareholder") owned 18,077.338 shares of the Fund, which represented less than 25 % of the Fund. As of April 30, 2009, Shareholder owned 18,201.524 shares of the Fund, which represented 25.02 % of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.

As of October 31, 2008, Merrill Lynch Pierce Fenner & Smith Inc. ("Shareholder") owned 9,548.721 shares of the Fund, which represented less than 25 % of the Fund. As of April 30, 2009, Shareholder owned 10,974.599 shares of the Fund, which represented 25.09 % of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.